EXHIBIT 99.1

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RELM Wireless Corporation

KCSA Worldwide

George N. Benjamin, III, Chairman

Jeffrey Goldberger

(321) 984-1414

(212) 896-1249

RELM WIRELESS APPOINTS TIMOTHY W. O’NEIL, WARREN N. ROMINE

AND JOHN WELLHAUSEN TO BOARD OF DIRECTORS

WEST MELBOURNE, FL – August 23, 2006 - RELM Wireless Corporation (AMEX: RWC) today announced the appointment of Timothy W. O’Neil, Warren N. Romine and John Wellhausen to its Board of Directors, effective last Thursday, August 17. The addition of Messrs. O’Neil, Romine and Wellhausen temporarily increases the size of the Board to nine members from six members. Current directors James C. Gale and Ralph R. Whitney do not intend to stand for reelection at the 2007 annual shareholders’ meeting, at which time the size of the Board will be reduced to seven members.

George N. Benjamin, Chairman of the Board of RELM Wireless, said, “We are pleased to welcome Tim, Warren and John to our Board of Directors and look forward to their positive contributions. We believe that adding these individuals to the Board will facilitate an orderly migration of responsibilities during this transition period. In addition, by expanding the size of the Board, RELM Wireless is advancing its efforts and commitment to further enhance its strong corporate governance. Each of the new board members brings to RELM strong backgrounds and business expertise that will be extremely valuable to the Company as it continues to build market share and introduce new products.”

Mr. O’Neil, 44, brings to RELM Wireless approximately 15 years of experience in the telecommunications and wireless industries. Currently, he serves as the Managing Director of The EON Group, an independent wireless technology research boutique, which he founded in 2002. From 1997 to 2002, he was a wireless telecommunications analyst at Soundview Technology Group, a technology-focused investment bank that was acquired by Charles Schwab Corp. in 2003. Mr. O’Neil received a Masters of Business Administration from Harvard Business School in 1991.

Mr. Romine, 35, currently serves as a Senior Vice President in the Aerospace•Defense•Government (ADG) Group of Houlihan Lokey Howard & Zukin, a leading international investment bank. Houlihan Lokey has been the No. 1 provider of M&A fairness opinions for six consecutive years.  From 2000 to 2005, he was employed by Jefferies Quarterdeck, a merger and acquisition advisory firm focused exclusively on the aerospace and defense industry. Mr. Romine received a Masters of Business Administration from Harvard Business School in 1997. He holds NASD Series 7, 63 and 24 designations.

Mr. Wellhausen, 53, has more than 30 years of business experience. Since 2004, he has served as Chief Executive Officer of United Medical Imaging, LLC, a ten-location operator of outpatient imaging centers. From 1983 to 2003, Mr. Wellhausen served in various financial capacities at The Marmon Group of Companies, a worldwide organization of more than 100 companies with over $6 billion in annual sales. For approximately eight years he served as Vice President and Chief Financial Officer of Marcap Holdings Corporation, a diversified investment company and a unit of the Marmon Group. Mr. Wellhausen received a Masters of Business Administration from the University of Chicago in 1993. He is also a member of the Illinois CPA Society and a registered CPA in the state of Illinois.

About RELM Wireless

For nearly six decades, RELM Wireless Corporation has manufactured and marketed high-specification two-way communications equipment for use by public safety professionals and government agencies, as well as radios for use in a wide range of commercial and industrial applications, including disaster recovery. Revolutionary advances include new interoperable, low-cost digital two-way radios compliant with APCO Project 25 technical specifications. Products are manufactured and distributed worldwide under BK Radio, RELM/BK and RELM product lines. The company maintains its headquarters in West Melbourne, Florida and can be contacted through its web site at www.relm.com or directly at 1-800-821-2900.

This press release contains certain forward-looking statements that are made pursuant to the “Safe Harbor” provisions of the Private Securities Litigation Reform Act Of 1995. These forward-looking statements concern the Company’s operations, economic performance and financial condition and are based largely on the Company’s beliefs and expectations. These statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors and risks include, among others, the following: reliance on contract manufacturers; heavy reliance on sales to the U.S. Government; federal, state and local budget deficits and spending limitations; limitations in available radio spectrum for use by land mobile radios; general economic and business conditions; changes in customer preferences; competition; changes in technology; changes in business strategy; the debt and inventory levels of the Company; quality of management, business abilities and judgment of the Company’s personnel; and the availability, terms and deployment of capital. Certain of these factors and risks, as well as other risks and uncertainties, are stated in more detail in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 and in the Company’s subsequent filings with the SEC. These forward-looking statements are made as of the date of this press release, and the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.